Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS THIRD QUARTER EARNINGS

Revenue of $41.7 million, loss per share of $0.06 cents

LOS ALTOS, Calif. – October 31, 2007 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the third quarter of 2007.

Revenues for the third quarter were $41.7 million, down 12.3% sequentially and down 9.2% over the third quarter of last year.

“We have come through a very challenging time for the Company with the restatement and the consequences of the stock options backdating investigation,” said Harold Hughes, president and chief executive officer at Rambus. “We look forward to being able to focus our attention on technology development and licensing activities.”

Total costs and expenses for the third quarter of 2007 were $58.2 million, which included $4.2 million of restatement and related legal expenses and $8.7 million of stock-based compensation as compared to total costs and expenses of $57.7 million for the second quarter of 2007, which included $7.5 million of restatement and related legal expenses and $10.3 million of stock-based compensation. The increased level of litigation activity during the current quarter caused non-restatement related litigation expenses to rise approximately $5.0 million over the previous quarter.

Total costs and expenses for the third quarter of 2006 were $71.7 million, which included $23.8 million of restatement and related legal expenses and $10.5 million of stock-based compensation.

Net loss for the third quarter of 2007 was $6.5 million as compared to a net loss of $2.7 million in the previous quarter and a net loss of $22.6 million in the third quarter last year. Diluted loss per share for the third quarter was $0.06 as compared to a loss of $0.03 for the previous quarter and a loss per share of $0.22 for the third quarter of 2006.

Cash, cash equivalents and marketable securities as of the end of the quarter were $445 million, up approximately $3.5 million from the second quarter of 2007 and up $24 million from the third quarter of 2006.

The conference call discussing third quarter results will be available live via the Rambus website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 4789665.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.

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RMBSER

Contacts:

Nicole Noutsios

Investor Relations

Rambus Inc.

(650) 947-5050

nnoutsios@rambus.com

Linda Ashmore

Public Relations

Rambus Inc.

(650) 947-5411

lashmore@rambus.com

RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2007	2006	2007	2006
Revenue:
Contract revenues	$6,388	$4,422	$21,145	$17,831
Royalties	35,327	41,523	118,263	124,903

Total revenues	41,715	45,945	139,408	142,734

Costs and expenses:
Cost of contract revenues*	5,781	6,121	18,878	23,010
Research and development*	18,312	17,695	60,339	51,553
Marketing, general and administrative*	29,914	24,114	79,657	81,869
Costs of restatement and related legal activities	4,169	23,796	18,631	25,690

Total costs and expenses	58,176	71,726	177,505	182,122

Operating loss	(16,461)	(25,781)	(38,097)	(39,388)
Interest and other income, net	5,645	4,472	16,496	11,993

Loss before income taxes	(10,816)	(21,309)	(21,601)	(27,395)
Provision for (benefit from) income taxes	(4,318)	1,337	(8,495)	(11,510)

Net loss	$(6,498)	$(22,646)	$(13,106)	$(15,885)

Net loss per share:
Basic	$(0.06)	$(0.22)	$(0.13)	$(0.15)

Diluted	$(0.06)	$(0.22)	$(0.13)	$(0.15)

Weighted average shares used in per share calculations:
Basic	103,820	103,792	103,820	102,792

Diluted	103,820	103,792	103,820	102,792

* Includes stock-based compensation:
Cost of contract revenues	$1,333	$1,844	$4,069	$6,350
Research and development	3,190	4,269	9,821	11,442
Marketing, general and administrative	4,138	4,366	14,512	13,045

RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$269,258	$73,304
Marketable securities	175,733	351,055
Accounts receivable	2,167	846
Unbilled receivables	1,014	1,748
Deferred and prepaid taxes	11,703	11,388
Prepaids and other current assets	5,757	4,403

Total current assets	465,632	442,744
Marketable securities, long-term	—	11,982
Restricted cash	2,231	2,287
Deferred taxes, long-term	110,648	98,193
Intangible assets, net	14,764	18,697
Property and equipment, net	24,140	26,019
Goodwill	4,454	3,315
Other assets	3,084	1,380

Total assets	$624,953	$604,617

LIABILITIES
Current liabilities:
Accounts payable	$14,258	$10,429
Accrued salaries and benefits	9,564	12,788
Accrued litigation expenses	25,311	23,143
Other accrued liabilities	7,604	5,878
Convertible notes	—	160,000
Deferred revenue	5,510	6,003
Income taxes payable	433	197

Total current liabilities	62,680	218,438
Convertible notes	160,000	—
Deferred revenue, less current portion	19	1,554
Long-term income taxes payable	3,136	—
Other long-term liabilities	1,276	2,337

Total liabilities	227,111	222,329

STOCKHOLDERS’ EQUITY
Convertible preferred stock, $.001 par value:
Authorized: 5,000,000 shares
Issued and outstanding: no shares at September 30, 2007 and December 31, 2006	—	—
Common stock, $.001 par value:
Authorized: 500,000,000 shares
Issued and outstanding: 103,820,383 shares at September 30, 2007 and December 31, 2006	104	104
Additional paid-in capital	577,856	550,210
Accumulated deficit	(180,170)	(167,396)
Accumulated other comprehensive income (loss)	52	(630)

Total stockholders’ equity	397,842	382,288

Total liabilities and stockholders’ equity	$624,953	$604,617